Exhibit 99.1

TIVO CORPORATION Adds TWO NEW MEMBERS to Its Board of Directors
Laura Durr Brings Deep Financial Expertise in the Technology Industry and Loria Yeadon Brings World Class Expertise in Intellectual Property Licensing

SAN JOSE, Calif.--(BUSINESS WIRE)-- TiVo Corporation (NASDAQ: TIVO), a global leader in entertainment technology, today announced the election of Laura Durr and Loria Yeadon to its Board of Directors, effective as of April 10, 2019. The new appointments expand the size of the board from seven to nine directors.

Laura Durr brings nearly three decades of broad financial expertise at major technology companies in both the public and private markets to the TiVo Board. She most recently served as the EVP & Chief Financial Officer of Polycom, Inc. from May 2014 until the acquisition of Polycom by Plantronics Inc. in 2018. Prior to becoming CFO, Ms. Durr held various finance leadership roles at Polycom between 2004 and 2014, including Senior Vice President-Worldwide Finance, Chief Accounting Officer and Worldwide Controller. Prior to joining Polycom, Ms. Durr held executive positions in finance and administration at Lucent Technologies and International Network Services and also spent six years at Price Waterhouse LLP. Ms. Durr was a certified public accountant and holds a B.S. in Accounting from San Jose State University.

Loria Yeadon brings deep legal and operational expertise in intellectual property and licensing to the TiVo Board. Ms. Yeadon has been serving as the Chief Executive Officer of YMCA of Greater Seattle since February 2019. She most recently served as the Chief Executive Officer of Yeadon Intellectual Property LLC, a specialized intellectual property consulting firm, from 2014 to 2019 and in various roles at Intellectual Ventures from 2009 to 2014, including serving as its Executive Vice President and General Manager of the IV transportation business, EVP of the Invention Investment Fund and as their Chief IP Counsel. Prior to her tenure at Intellectual Ventures, Ms. Yeadon served as CEO of Honeywell Intellectual Properties, Inc. Ms. Yeadon holds a B.S. in Electrical Engineering from the University of Virginia, a M.S. in Electrical Engineering from Georgia Institute of Technology, and a J.D. from Seton Hall School of Law.

TiVo’s Corporate Governance and Nominating Committee conducted the search process in conjunction with leading professional search firm Spencer Stuart and identified, interviewed and evaluated a wide range of candidates. Following completion of the Committee’s evaluation process, the Committee and the Board approved of the candidates’ election to the Board. “We are very pleased to have these two extremely qualified, diverse business leaders add to the strength of TiVo’s board,” said Jim Meyer, chairman of the Board and chairman of TiVo’s Corporate Governance and Nominating Committee. “Each of these individuals impressed our Board with their demonstrable records of significant accomplishment at the highest levels in their field and we believe they bring a powerful mix of expertise with specific relevance to TiVo’s business and its strategic opportunities moving forward regardless of the conclusion of the strategic alternatives process. The Committee enthusiastically recommended to the full Board the appointment of these two excellent directors,” added Meyer.

About TiVo Corporation

TiVo (NASDAQ: TIVO) is a global leader in entertainment technology and audience insights. From the interactive program guide to the DVR, TiVo delivers innovative products and licensable technologies that revolutionize how people find content across a changing media landscape. TiVo enables the world’s leading media and entertainment providers to deliver the ultimate entertainment experience. Explore the next generation of entertainment at tivo.com, forward.tivo.com or follow us on Twitter @tivo or @tivoforbusiness.

Investor Relations
Debi Palmer
TiVo Corporation
+1 (818) 295-6651
debi.palmer@tivo.com

Media Relations
Lerin O’Neill
TiVo Corporation
+1 (408) 562-8455
lerin.oneill@tivo.com